Exhibit 99.1

February 28, 2008

Mr. Thomas P. Mac Mahon
Chief Executive Officer
Laboratory Corporation of America Holdings
430 South Spring Street
Burlington, North Carolina 27215

Dear Tom:

        This letter amends the terms of the letter agreement dated July 20, 2006 regarding your provision of additional services to assist the Company. This will confirm that you agree with certain modifications to the terms of the letter agreement as set forth below effective as of May 1, 2008:

1)     Term:

The term of the transition assistance period shall begin on May 1, 2008 and continue until the 2009 Annual Shareholder Meeting.

2)     Duties:

Your duties shall include providing consulting advice and assistance to the CEO in connection with Board related matters; providing input and guidance in licensing matters including as appropriate participation in meetings, introductions, and licensing visits; and other matters as mutually agreed with the board.

3)     Office Expense Reimbursement:

The Company will provide you with office space and you will be responsible for providing administrative support necessary to fulfill your duties during the Term of the letter agreement.

        Except as specifically modified as set forth herein, the terms of the letter agreement remain unchanged and in full force and effect.

        The Nominating and Corporate Governance Committee and the independent Board Members very much appreciate your agreement to continue to provide the assistance outlined in the letter agreement. Would you please sign a copy of this letter in the space provided below to indicate your agreement to the amended terms and conditions set forth above.

Very truly yours,
/s/Robert E. Mittelstaedt, Jr.
Robert E. Mittelstaedt, Jr. Chairman, Nominating and Corporate Governance Committee

AGREED AND ACCEPTED:

/s/Thomas P. Mac Mahon
Thomas P. Mac Mahon